Exhibit 12.2
First BanCorp
Computation of Ratio of Earnings to Fixed Charges and Preference Dividends
Nine-Month Period Ended
September 30, 2015
Including Interest on Deposits
Earnings:
Pre-tax income from continuing operations	$8,994
Plus:
Fixed Charges (excluding capitalized interest)	79,587

Total earnings	$88,581

Fixed Charges:
Interest expensed and capitalized	$76,876
An estimate of the interest component within rental expense	2,711
Total fixed charges before preferred dividends	$79,587

Preferred dividends	-
Ratio of pre tax income to net income	1.42
Preferred dividend factor	-

Total fixed charges and preferred stock dividends	$79,587
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	1.11

Excluding Interest on Deposits
Earnings:
Pre-tax income from continuing operations	$8,994
Plus:
Fixed Charges (excluding capitalized interest)	28,062

Total earnings	$37,056

Fixed Charges:
Interest expensed and capitalized	$25,351
An estimate of the interest component within rental expense	2,711

Total Fixed Charges before preferred dividends	$28,062

Preferred dividends	-
Ratio of pre tax income to net income	1.42
Preferred dividend factor	-

Total fixed charges and preferred stock dividends	$28,062
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	1.32